PRESS RELEASE

INNOSPEC REPORTS THIRD QUARTER 2016 FINANCIAL RESULTS

Business performance on track – one off items impact results; Margins remain strong

Oilfield Services continues to progress; Huntsman acquisition on track

Board maintains 10 percent dividend increase

EPS impacted by sales phased into Q4 and share-based compensation driven by 32 percent increase in share price

Englewood, CO – November 2, 2016 – Innospec Inc. (NASDAQ: IOSP) today announced its financial results for the third quarter ended September 30, 2016. At the same time, the Company announced that it has declared a semi-annual dividend of $0.34 per common share for the second half of 2016, which will be paid on November 24, 2016 to shareholders of record as of November 15, 2016. This brings the annual dividend to $0.67 per share, a 10 percent increase over 2015.

Total net sales for the third quarter were $205.5 million, down 19 percent from the $254.2 million reported in the corresponding quarter last year. Net income was $11.4 million, or $0.47 per diluted share, compared to $35.6 million, or $1.45 per diluted share, recorded a year ago. Adjusted EBITDA (earnings before interest, taxes, depreciation, amortization and fair value adjustments) for the quarter was $21.2 million, a 50 percent decrease from $42.1 million in 2015’s third quarter. The comparative quarter last year was bolstered by strong sales in Octane Additives and a very strong quarter in Oilfield Services.

Results for this quarter include several special items, which are summarized in the table below. Excluding these special items, adjusted non-GAAP EPS was $0.78 per diluted share, compared to $1.18 per diluted share a year ago. Innospec closed the quarter with a net cash position of $19.6 million, compared to a net debt position of $4.7 million at the end of the second quarter. Cash generation in the quarter was strong, with operating cash inflows of $29.8 million before capital expenditures of $4.7 million.

Adjusted EBITDA and net income excluding special items, and related per-share amounts, are non-GAAP financial measures that are defined and reconciled with GAAP results herein and in the schedules below.

	Quarter ended September 30, 2016			Quarter ended September 30, 2015
	Income before	Net		Income before	Net
(in millions, except share and per share data)	income taxes	Income	Diluted EPS	income taxes	income	Diluted EPS
Reported GAAP amounts	$13.2	$11.4	$0.47	$41.4	$35.6	$1.45

Foreign currency exchange losses/(gains)	5.0	4.3	0.18	(1.2)	(0.9)	(0.04)
Amortization of acquired intangible assets	4.3	3.7	0.15	4.3	3.4	0.14
Adjustment to fair value of contingent consideration	(2.3)	(1.4)	(0.06)	(8.5)	(4.8)	(0.20)
Acquisition-related costs	1.7	1.7	0.07	—	—	—
Adjustment of income tax provisions	(1.2)	(1.2)	(0.05)	(2.7)	(2.7)	(0.11)
Settlement of distributor claim	1.0	0.6	0.02	—	—	—
Profit on disposal of subsidiary	—	—	—	(1.6)	(1.6)	(0.06)
	8.5	7.7	0.31	(9.7)	(6.6)	(0.27)
Adjusted non-GAAP amounts	$21.7	$19.1	$0.78	$31.7	$29.0	$1.18

Commenting on the third quarter results, Patrick S. Williams, President and Chief Executive Officer, said,

“I am pleased to report that, from an operations perspective, the third quarter met our expectations despite a number of one-off items that negatively impacted our earnings. Outside of this we have also seen the phasing of orders into the fourth quarter and an increase in stock-based compensation costs driven by a 32 percent increase in our share price. With this in mind we expect a strong end to the year and to carry this positive momentum into 2017.”

“In Fuel Specialties, the changes to refinery crude slates continue to impact demand for one of our product lines, but the resulting richer sales mix means that gross margins are strong. The third quarter was also weaker for sales into aviation, but this is a result of order phasing, and we do not feel this reflects a change in underlying demand. With good cost control, we are pleased to have delivered improved operating income in the quarter.”

“Performance Chemicals delivered a really good quarter, with a 9 percent sales increase. With margins also improving, and despite the settlement of a legal claim, this translated into a 17 percent operating income improvement compared to the same quarter in 2015. This success continues to be driven by a strong pipeline of new products being delivered from our R&D team, which is very well aligned to our customers needs. This performance has been delivered despite a significant adverse exchange rate impact on our business in EMEA. The acquisition of the Huntsman European Surfactants business is progressing well, and we believe this transaction is on track to close towards the end of Q4.”

“As we have previously indicated, our Oilfield Services business continues to move in the right direction. Sequential sales have improved again, and the business has moved back to break-even after two very tough quarters, with our cost containment measures delivering reduced operating expenses. Our frac/stim business leads the recovery, with our production chemicals business continuing its robust performance, despite some order phasing into Q4. However, this remains a fragile recovery, and, although WTI is now hovering around the $50 per barrel mark, we need to see this sustained for several months, before this may be translated into more significant opportunities. The market remains very competitive indeed. While we remain cautious, we are viewing 2017 with a little more confidence.”

“Octane Additives sales were lower than anticipated as a customer administrative issue prevented us completing the order in the quarter. This was rectified in October. We are working with our one remaining customer for this business to identify their future demand.”

Net sales in Fuel Specialties for the quarter were $114.4 million, a 6 percent decrease from $121.3 million last year due to an adverse price/mix. Revenues in the Americas were down by 13 percent year over year driven by softer demand for a specific product line, but were broadly flat in EMEA. In Asia Pacific, sales grew 14 percent from last year, driven by new business wins. The aviation business experienced a softer quarter, due to the phasing of orders. Gross margins in the segment rose from last year to 38.3 percent, benefitting from a richer sales mix of higher margin business. Operating income for the quarter was $24.1 million, up 12 percent from last year’s $21.6 million.

In Performance Chemicals, net sales of $36.8 million were up 9 percent year over year, as volume growth of 14 percent offset an adverse currency impact of 4 percent and 1 percent lower pricing. By region, sales grew by 6 percent in the Americas and 17 percent in EMEA and Asia Pacific from a year ago. The segment’s gross margin was 33.4 percent benefitting from a richer sales mix with increased sales of higher margin Personal Care business. Operating income of $4.2 million for the quarter included a $1.0 million commercial legal settlement with a distributor; excluding this settlement underlying operating income was up 44 percent from the $3.6 million reported in 2015’s third quarter.

Sales in Oilfield Services were $49.7 million, down 37 percent on a very strong third quarter of 2015, driven by a reduction in customer activity with overall volumes down by 30 percent and an adverse price/mix impact of 7 percent. However, as we anticipated, sales were up 7 percent on Q2 2016, indicating a modest recovery in this segment. Current quarter sales are up 37 percent on the low point of Q1 2016. Gross margins remained strong at 41.4 percent, and operating costs were down 17 percent on the same quarter last year, reflecting our effective cost control measures in these difficult market conditions. This business was break-even at the operating income level, compared to a profit of $7.2 million in the same quarter last year. However, this performance represents continuous improvement over the first and second quarters of this year.

In Octane Additives, net sales for the quarter were $4.6 million. This was lower than expected as the last portion of the current order was delayed because of customer administrative issues, and this was finally fulfilled early in October. If this order had been completed during the third quarter, it would have increased EPS by $0.06 per share.

Corporate costs were $15.2 million, up from $9.3 million a year ago. In this quarter there were acquisition-related costs of $1.7 million, and an increase of $2.1 million related to share-based compensation and LTIP accruals as a result of the 32 percent rise in the share price during the quarter.

The effective tax rate for the quarter was 13.6 percent, and the expected tax rate for the full year remains at 20 percent.

Net cash generated from operations was strong in the quarter at $29.8 million, compared to $35.5 million a year ago. As of September 30, 2016, Innospec had $167.1 million in cash and cash equivalents, and total debt of $147.5 million.

Mr. Williams concluded, “We had some one-off charges this quarter, including those related to the significant rise in our share price. When combined with the order phasing in Octane Additives, these have adversely impacted our EPS by $0.22 per share. However, our underlying business performance remains close to expectations, and we still feel confident that we will meet our targets for the year. There is evidence of the Oilfield Services business continuing to make progress and some of the order phasing issues are expected to unwind in Q4. With the Huntsman acquisition well on track to enhance Performance Chemicals, we believe that we are very well placed for 2017.”

“Based on our strong financial position, the Board has authorized a further increase in our semi-annual dividend, with a dividend payment of $0.34 per share, which continues to return value to our shareholders.”

Use of Non-GAAP Financial Measures

The information presented in this press release includes financial measures that are not calculated or presented in accordance with Generally Accepted Accounting Principles in the United States (GAAP). These non-GAAP financial measures comprise adjusted EBITDA, income before income taxes excluding special items and net income excluding special items and related per share amounts. Adjusted EBITDA is net income per our consolidated financial statements adjusted for the exclusion of charges for interest expense, net, income taxes, depreciation, amortization and acquisition fair value adjustments. Income before income taxes, net income and diluted EPS, excluding special items, per our consolidated financial statements are adjusted for the exclusion of foreign currency exchange losses/(gains), amortization of acquired intangible assets, adjustment to fair value of contingent consideration, acquisition-related costs, adjustment of income tax provisions, settlement of distributor claim and profit on disposal of subsidiary. Reconciliations of these non-GAAP financial measures to their most directly comparable GAAP financial measures are provided herein and in the schedules below. The Company believes that such non-GAAP financial measures provide useful information to investors and may assist them in evaluating the Company’s underlying performance and identifying operating trends. In addition, these non-GAAP measures address questions the Company routinely receives from analysts and investors and the Company has determined that it is appropriate to make this data available to all investors. While the Company believes that such measures are useful in evaluating the Company’s performance, investors should not consider them to be a substitute for financial measures prepared in accordance with GAAP. In addition, these non-GAAP financial measures may differ from similarly-titled non-GAAP financial measures used by other companies and do not provide a comparable view of the Company’s performance relative to other companies in similar industries. Management uses adjusted EPS (the most directly comparable GAAP financial measure for which is GAAP EPS) and adjusted net income and adjusted EBITDA (the most directly comparable GAAP financial measure for which is GAAP net income) to allocate resources and evaluate the performance of the Company’s operations. Management believes the most directly comparable GAAP financial measure is GAAP net income and has provided a reconciliation of adjusted EBITDA and net income excluding special items, and related per share amounts, to GAAP net income herein and in the schedules below.

About Innospec Inc.

Innospec Inc. is an international specialty chemicals company with approximately 1300 employees in 20 countries. Innospec manufactures and supplies a wide range of specialty chemicals to markets in the Americas, Europe, the Middle East, Africa and Asia-Pacific.  The Fuel Specialties business specializes in manufacturing and supplying fuel additives that improve fuel efficiency, boost engine performance and reduce harmful emissions. Oilfield Services provides specialty chemicals to all elements of the oil & gas exploration and production industry.  The Performance Chemicals business creates innovative technology-based solutions for our customers in the Personal Care market, focusing on skincare, haircare and suncare.  Octane Additives produces octane improvers to enhance gasoline.

Forward-Looking Statements

This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  All statements other than statements of historical facts included or incorporated herein may constitute forward-looking statements.  Such forward-looking statements include statements (covered by words like “expects,” “estimates,” “anticipates,” “may,” “believes,” “feels” or similar words or expressions), for example, which relate to earnings, growth potential, operating performance, events or developments that we expect or anticipate will or may occur in the future.  Although forward-looking statements are believed by management to be reasonable when made, they are subject to certain risks, uncertainties and assumptions, and our actual performance or results may differ materially from these forward-looking statements.  Additional information regarding risks, uncertainties and assumptions relating to Innospec and affecting our business operations and prospects are described in Innospec’s Annual Report on Form 10-K for the year ended December 31, 2015, Innospec’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2016 and other reports filed with the U.S. Securities and Exchange Commission.  You are urged to review our discussion of risks and uncertainties that could cause actual results to differ from forward-looking statements under the heading “Risk Factors” in such reports.  Innospec undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts:

Brian Watt
Innospec Inc.
+44-151-355-3611
Brian.Watt@innospecinc.com

Schedule 1

INNOSPEC INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME

(in millions, except share and per share data)
}	Three Months Ended		Nine Months Ended
}	September 30		September 30
	2016	2015	2016	2015
Net sales	$205.5	$254.2	$645.6	$766.3
Cost of goods sold	(126.3)	(163.8)	(404.7)	(506.6)

Gross profit	79.2	90.4	240.9	259.7
Operating expenses:
Selling, general and administrative	(56.1)	(52.7)	(153.1)	(151.6)
Research and development	(6.5)	(6.6)	(19.6)	(19.3)
Adjustment to fair value of contingent consideration	2.3	8.5	6.3	31.6
Profit/(loss) on disposal of subsidiary	—	1.6	(1.4)	1.6
Total operating expenses	(60.3)	(49.2)	(167.8)	(137.7)

Operating income	18.9	41.2	73.1	122.0
Other net (expense)/income	(5.0)	1.2	3.2	(2.0)
Interest expense, net	(0.7)	(1.0)	(2.2)	(2.9)

Income before income taxes	13.2	41.4	74.1	117.1
Income taxes	(1.8)	(5.8)	(14.9)	(29.1)

Net income	$11.4	$35.6	$59.2	$88.0

Earnings per share:
Basic	$0.48	$1.48	$2.47	$3.64
Diluted	$0.47	$1.45	$2.42	$3.57
Weighted average shares outstanding (in thousands):
Basic	23,977	24,121	23,989	24,162
Diluted	24,476	24,611	24,462	24,660

INNOSPEC INC. AND SUBSIDIARIES

Schedule 2A

SEGMENTAL ANALYSIS OF RESULTS	Three Months Ended		Nine Months Ended
	September 30		September 30
(in millions)	2016	2015	2016	2015
Net sales:
Fuel Specialties	$114.4	$121.3	$367.1	$386.6
Performance Chemicals	36.8	33.7	106.8	124.4
Oilfield Services	49.7	78.9	132.4	216.3
Octane Additives	4.6	20.3	39.3	39.0

	205.5	254.2	645.6	766.3

Gross profit:
Fuel Specialties	43.8	39.5	129.5	125.4
Performance Chemicals	12.3	9.9	34.4	33.3
Oilfield Services	20.6	32.0	52.1	82.4
Octane Additives	2.5	9.0	24.9	18.6

	79.2	90.4	240.9	259.7

Operating income/(loss):
Fuel Specialties	24.1	21.6	72.2	70.7
Performance Chemicals	4.2	3.6	13.3	13.1
Oilfield Services	—	7.2	(7.1)	13.8
Octane Additives	1.9	8.0	22.5	15.9
Pension credit	1.6	—	5.1	0.1
Corporate costs	(15.2)	(9.3)	(37.8)	(24.8)

	16.6	31.1	68.2	88.8
Adjustment to fair value of contingent consideration	2.3	8.5	6.3	31.6
Profit/(loss) on disposal of subsidiary	—	1.6	(1.4)	1.6
Total operating income	$18.9	$41.2	$73.1	$122.0

Schedule 2B

NON-GAAP MEASURES	Three Months Ended		Nine Months Ended
	September 30		September 30
(in millions)	2016	2015	2016	2015
Net income	$11.4	$35.6	$59.2	$88.0
Interest expense, net	0.7	1.0	2.2	2.9
Income taxes	1.8	5.8	14.9	29.1
Depreciation and amortization	9.6	8.2	28.3	25.1
Adjustment to fair value of contingent consideration	(2.3)	(8.5)	(6.3)	(31.6)

Adjusted EBITDA	21.2	42.1	98.3	113.5

Fuel Specialties	25.2	22.5	75.7	73.7
Performance Chemicals	5.8	5.1	18.0	17.8
Oilfield Services	4.6	11.7	6.4	27.0
Octane Additives	2.0	8.1	22.9	16.2
Pension credit	1.6	—	5.1	0.1
Corporate costs	(13.0)	(8.1)	(31.6)	(20.9)

	26.2	39.3	96.5	113.9
Profit/(loss) on disposal of subsidiary	—	1.6	(1.4)	1.6
Other net (expense)/income	(5.0)	1.2	3.2	(2.0)

Adjusted EBITDA	$21.2	$42.1	$98.3	$113.5

Schedule 3

INNOSPEC INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
(in millions)	2016	2015
Assets

Current assets:
Cash and cash equivalents	$167.1	$136.9
Short-term investments	—	4.8
Trade and other accounts receivable	125.5	137.4
Inventories	161.8	159.9
Current portion of deferred tax assets	8.6	8.8
Prepaid expenses	9.2	6.1
Prepaid income taxes	7.0	3.0
Other current assets	—	1.8
Total current assets	479.2	458.7
Net property, plant and equipment	80.2	76.0
Goodwill	267.4	267.4
Other intangible assets	150.5	168.7
Deferred finance costs	1.2	1.4
Deferred tax assets, net of current portion	1.4	1.4
Pension asset	62.6	55.5
Other non-current assets	0.8	0.9
Total assets	$1,043.3	$1,030.0

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable	56.4	52.2
Accrued liabilities	79.7	84.1
Current portion of finance leases	1.6	0.7
Current portion of plant closure provisions	5.0	6.4
Current portion of accrued income taxes	11.8	7.9
Current portion of acquisition-related contingent consideration	4.3	54.6
Current portion of deferred income	0.2	0.2
Total current liabilities	159.0	206.1
Long-term debt, net of current portion	143.0	133.0
Finance leases, net of current portion	2.9	2.4
Plant closure provisions, net of current portion	34.2	31.3
Unrecognized tax benefits, net of current portion	2.3	3.9
Deferred tax liabilities, net of current portion	38.2	37.7
Pension liability	10.0	9.2
Deferred income, net of current portion	0.6	0.6
Other non-current liabilities	0.9	0.5
Equity	652.2	605.3

Total liabilities and equity	$1,043.3	$1,030.0

Schedule 4

INNOSPEC INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine Months Ended
	September 30
(in millions)	2016	2015
Cash Flows from Operating Activities

Net income	$59.2	$88.0
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	28.5	25.7
Adjustment to fair value of contingent consideration	(6.3)	(31.6)
Deferred taxes	0.5	13.9
Changes in working capital	7.3	4.4
Excess tax benefit from stock-based payment arrangements	(0.2)	(0.7)
Accrued income taxes	(0.9)	0.8
Movement on plant closure provisions	1.5	1.4
Loss/(profit) on disposal of subsidiary	1.4	(1.6)
Cash contributions to defined benefit pension plans	(0.8)	(7.9)
Non-cash movements on defined benefit pension plans	(4.7)	0.4
Stock option compensation	2.8	2.7
Movements on unrecognized tax benefits	(1.6)	(2.6)
Movements on other non-current assets and liabilities	0.1	(2.3)
Net cash provided by operating activities	86.8	90.6
Cash Flows from Investing Activities

Capital expenditures	(12.2)	(12.0)
Proceeds from disposal of subsidiary	—	41.5
Business combinations, net of cash acquired	1.8	—
Internally developed software	—	(7.0)
Purchase of short-term investments	—	(5.3)
Sale of short-term investments	4.7	4.8
Net cash (used in)/provided by investing activities	(5.7)	22.0
Cash Flows from Financing Activities

Non-controlling interest	—	0.4
Net receipt/(repayment) of revolving credit facility	10.0	(12.0)
Repayments of finance leases and term loans	(0.8)	(0.4)
Receipt of short-term borrowing	—	7.6
Payment for acquisition-related contingent consideration	(44.0)	—
Excess tax benefit from stock-based payment arrangements	0.2	0.7
Dividend paid	(8.1)	(7.3)
Issue of treasury stock	0.3	1.0
Repurchase of common stock	(8.2)	(15.4)
Net cash used in financing activities	(50.6)	(25.4)
Effect of foreign currency exchange rate changes on cash	(0.3)	(1.1)

Net change in cash and cash equivalents	30.2	86.1
Cash and cash equivalents at beginning of period	136.9	41.6
Cash and cash equivalents at end of period	$167.1	$127.7

Amortization of deferred finance costs of $0.2 million (2015 — $0.6 million) are included in depreciation and amortization in the cash flow statement but in interest expense in the income statement.